Exhibit 10.3

For Immediate Release

Hasbro Extends Employment Agreement for Chairman and CEO, Brian Goldner; Promotes John Frascotti to President and COO and appoints Mr. Frascotti to the Board

Brian Goldner’s Contract Extended Two Years, Through 2022

John Frascotti Adds Chief Operating Officer Title and is Appointed to Hasbro’s Board of Directors

Pawtucket, R.I., August 6, 2018 -- Hasbro, Inc. (NASDAQ: HAS) today announced the Board of Directors has extended the employment agreement of Hasbro’s Chairman and CEO, Brian Goldner, two additional years through December 31, 2022. In addition, John Frascotti’s duties were expanded to add Chief Operating Officer to his current role as Company President and Mr. Frascotti was appointed to Hasbro’s Board of Directors. Hasbro entered an employment agreement with Mr. Frascotti reflecting these new roles.

“Over the past ten years as CEO, Brian has transformed Hasbro. His vision to set a differentiated strategy for the Company, including investing in new capabilities and establishing a new culture, has dramatically increased shareholder value,” said Ted Philip, Hasbro’s lead independent director.  “John has been integral in this success. Joining Hasbro ten years ago, his tremendous leadership and foresight has developed Hasbro’s global brand portfolio and teams into industry leaders. He will bring these same skills and insight to Hasbro’s board. Brian and John are leading a best-in-class organization recognized globally for its standards of excellence.”

“With the support of Hasbro’s employees around the world, we have accomplished much over the past ten years, but this company and its talented teams have tremendous opportunity ahead of us,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “I am inspired every day by the dedication and creativity of our teams and excited to work alongside them for years to come. John is a tremendous asset to Hasbro and his vision for achieving our company’s potential is invaluable to both Hasbro and its board.”

“I am honored to work alongside the tremendous talent here at Hasbro,” said John Frascotti, Hasbro’s president and chief operating officer. “Brands, and what they stand for, mean more to consumers today than ever before. This is a unique opportunity and privilege. The future we see for Hasbro, for our brands and our teams, motivates me every day to develop amazing experiences for Hasbro consumers around the world.”

Mr. Goldner joined Hasbro in 2000. He was appointed CEO in 2008 and Chairman of the Board in 2015. He held several prior leadership positions at Hasbro, including COO from 2006 to 2008. Mr. Goldner serves on the board of directors for Gap Inc. and is a member of the Producers Guild of America.

Mr. Frascotti was named President of Hasbro in February 2017. He joined the Company in 2008 as Chief Marketing Officer and in 2014 became President of Hasbro Brands. Mr. Frascotti is a member of the Board of Directors of Corus Entertainment in Toronto, Canada, and was recognized in 2014 by Forbes as one of top 5 most influential CMO's amongst the top 500 companies in Forbes Global 2000 Biggest Public Companies list. He also is a member of the Board of Directors of the Serious Fun Children's Network, a global network of camps for seriously ill children and Newman's Own Advisory Board, which provides high-level advice and assistance on strategic matters to both Newman's Own Foundation and the food company, Newman's Own, Inc.

Further details on Mr. Goldner’s and Mr. Frascotti’s employment agreements may be found in the Company’s current report on Form 8-K filed today.

About Hasbro: Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 1 on the 2017 100 Best Corporate Citizens list by CR Magazine and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com and follow us on Twitter (@Hasbro & @HasbroNews) and Instagram (@Hasbro).

© 2018 Hasbro, Inc. All Rights Reserved.

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Investor  Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com